EXHIBIT 10.17

PERSONAL SERVICES AGREEMENT

THIS AGREEMENT made effective as of the 15th day of May, 2008.

BETWEEN:

SKYE INTERNATIONAL INC., a public company duly incorporated pursuant to the laws of the State of Nevada, with principal offices in the City of Scottsdale, in the State of Arizona, together with all of its wholly owned subsidiaries from time to time operating (hereinafter, collectively referred to as the “Corporation”).

- and -

THADDEUS (TED) F. MAREK., an individual currently residing in the City of Scottsdale, AZ (the “Executive”).

RECITALS

WHEREAS, the Corporation is engaged in the business of designing, manufacturing and marketing a line of tankless water heaters, as well as a suite of household and consumer lifestyle related appliances and other devices;

AND, WHEREAS, the Corporation wishes to contract for the services of the Executive to serve as the SVP Finance, CFO and Secretary Treasurer of the Corporation, and the Executive wishes to be contracted by the Corporation as its SVP Finance, CFO and Secretary Treasurer.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH, that inconsideration of the premises and covenants and agreements hereinafter contained it is agreed by and between the parties as follows:

ARTICLE 1 - CONTRACT

1.1           The Executive will, during the Term (as defined below) or any renewals thereof, perform all of the Duties (as defined below) as the Corporation by action of its Board of Directors shall, from time to time, reasonably assign to the Executive.

ARTICLE 2- TERM

2.1           Term:    Subject to the prior termination of this Agreement as provided herein, the contracting of the Executive by the Corporation shall commence on May 15, 2008, and end on December 31, 2008 (the “Term’).

2.2           Renewal:    Subject to the prior termination of this Agreement as herein provided, upon the expiration of the Term, this Agreement shall automatically renew for successive 12 month periods. For greater certainty, it is understood that Term shall refer to the original term of this Agreement as defined in Article 2.1 herein and to any renewal thereof.

ARTICLE 3 - DUTIES

3.1           Duties:    The Executive shall, during the Term of this Agreement, perform all of the duties and responsibilities (the “Duties’) as the Corporation shall from time to time reasonably assign to the Executive and, without limiting the generality of the foregoing, the Duties shall include those duties set forth in Schedule “A” attached hereto, as from time to time reasonably amended by the Board of Directors of the Corporation. During the Term of this Agreement, the Executive shall devote a reasonable portion of the Executive’s time and attention to the Duties, and shall do all in the Executives power to promote, develop and extend the business of the Corporation and its subsidiaries and related corporations.

3.2           Accounting:    The Executive shall truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

ARTICLE 4 - REMUNERATION

4.1           Compensation:    The gross annual cash compensation of the Executive shall be One Hundred Twenty Thousand ($120,000) US Dollars (hereinafter, the “Compensation”). All Compensation payable hereunder shall be payable on a monthly basis in arrears. For greater certainty, the Executive acknowledges and confirms that such Compensation methodology is inclusive of any annual bonus or other customary emoluments, perquisites or payments other than those specifically granted under the terms of this Agreement

4.2           Alternate Payment:    The Executive agrees that up to 100% of such Compensation payable in accordance with Article 4.1 above may, at the discretion of the Executive, be paid in the form of common stock of the Corporation representing a value at the time of payment equal to at least the value of such unpaid (cash) Compensation (“Stock Based Payment”).  For greater certainty, any securities issued to the Executive in connection with the Stock Based Payment shall be priced at the lowest closing bid price of the Corporation’s securities over the ten (10) trading days prior to the issuance of securities under such Stock Based Payment mechanism.

4.2           Health Plan:    The Executive shall also be entitled to participate, only if such plans exist, in the Corporation’s group benefit plan, medical and family medical plan, stock savings plan, and disability insurance plan. It is understood that all costs associated with such plans will be borne by the Corporation.

4.3           Expense Reimbursement:    The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time, by the Corporation’s Board of Directors, provided that such business expenses are incurred in the ordinary course of performing the Duties.

4.4           Vehicle:    During the Term hereof the Corporation shall provide the Executive with reimbursement of vehicle operating and insurance costs.  For greater certainty the Executive shall NOT be entitled to any other automobile allowance

4.5           Options:    The Executive shall be entitled, upon the execution hereof, to receive 500,000 common share purchase warrants exercisable at $0.50 for a period of 5 years from the date of issuance thereof.  Such options shall bear piggy-back registration rights in connection with the filing by the Corporation of any registration statement with the US Securities and Exchange Commission.

ARTICLE 5-BENEFITS AND HOLIDAYS

5.1           The Executive shall be entitled to four (4) weeks paid holidays during each year of the Term. Holidays must be taken at times that are satisfactory to the Corporation, acting reasonably, and must be taken within the year to which the holiday relates and holidays not taken shall be deemed to have been taken and no other compensation shall be payable by the Corporation. For greater clarity it is understood that for the purpose of determining the number of holidays for which the Executive is entitled, each year of the Term will commence on January 1st and end on December 31st.

ARTICLE 6-CONFIDENTIALITY

6.1           Non-Disclosure:    The Executive shall not, either during the continuance of the Executive’s contract hereunder or at any time after termination of the Executive as consultant to the Corporation, for any reason whatsoever (except in the proper course of carrying out the Duties, or otherwise required by law), divulge to any person whomsoever, and shall use the Executive’s best endeavors to prevent the publication or disclosure of:

6.1.1
Any confidential information concerning the business or finances of the Corporation or any other corporation, person or entity for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs, including, without limitation, personal and family matters which may come to the Executive’s knowledge during or in the course of the Executive’s contract: or

6.1.2
Any trade secrets, know-how, inventions, technology, designs, methods, formula, processes, copyrights, trademarks, trade mark applications, patents, patent applications or any other proprietary information and/or data of the Corporation (herein collectively called “Intellectual Property”).

ARTICLE 7 - INVENTIONS AND PATENTS

7.1           If the Executive contributes to any invention whether patentable, patented, or not (an “Invention”), any intellectual property, or any improvement or modification to any Invention or intellectual property then the Executive’s contribution thereto and the Invention, intellectual property or improvement thereof shall, without the payment of any additional compensation in any form whatsoever, become the exclusive property of the Corporation. The Executive shall execute any and all agreements, assurances or assignments that the Corporation may require and the Executive shall fully cooperate with the Corporation in the filing and prosecution of any patent applications. The Executive hereby reiterates and confirms the application of this Article to all such Inventions, intellectual property and improvements that have been made during the tenancy of that certain consulting position with the Corporation’s subsidiaries.

ARTICLE 8 - RESTRICTIVE COVENANT

8.1           Period of Application:    The Executive will not at any time during the Term, or during any renewal thereof, and for a period of two (2) years following the expiration or termination of the Executive’s contract for whatever cause, compete in the United States, directly or indirectly, with any of the businesses carried on by the Corporation, its subsidiaries or affiliates:

8.1.1	As a principal, partner employee;

8.1.2	As an officer, director or similar official of any incorporated or unincorporated entity engaged in any such competing business (the “Other Entity”);

8.1.3	As a consultant or advisor to any Other Entity;

8.1.4	As a holder of shares or debt instrument of any kind of any Other Entity;

8.1.5
In any relationship described in subsections 81.1 through 8.1.4 of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of an Other Entity:

without the prior express written consent of the Corporation, which consent may be withheld by the Corporation for any reason or for no reason.

8.2           Independent Legal Advice:    Notwithstanding the provisions of Article 8.3 below, the Executive acknowledges and agrees that the time frames for which the aforesaid covenant shall apply have been considered by the Executive who has taken independent legal advice with respect thereto and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.3           Amendment of Time Periods:    The parties agree that if the time frames set out in this Article are found to unenforceable by a court of competent jurisdiction, the time frames will be amended to the time frames as established by a court of competent jurisdiction.

8.4           Injunctive Relief:    The Executive acknowledges that any breach of Articles 6, 7 & 8 will cause irreparable harm to the Corporation, for which the Corporation cannot be compensated by damages. The Executive agrees that in the event of a breach of the covenant contained in Articles 6, 7, & 8, the Corporation shall not be restricted to seeking damages only, but shall be entitled to injunctive and other equitable relief.

ARTICLE 9- TERMINATION OF CONTRACT

9.1           For Cause Termination:    The Corporation may terminate this Agreement at any time for cause. The term “for cause” shall include any one or more of the following:

9.1.1	A significant and continuing breach or failure or a continual breaching or failing to observe any of the provisions herein;

9.1.2	An act of dishonesty fundamentally detrimental to the well-being of the Corporation;

9.1.3	Any act of gross negligence relating to completing the Duties;

9.1.4
The commission of a felony offence for which the Executive is convicted, which significantly impairs the Executive’s ability to perform the Duties and responsibilities hereunder or which materially adversely affects the reputation enjoyed by the Corporation; or

9.1.5
The failure to comply with reasonable instructions, orders and directions of the Board of Directors of the Corporation in so far as such instructions, orders and directions are not inconsistent with the Duties, or are, in the reasonable opinion of the Executive:

9.1.5.1	In any way demeaning or likely to result in diminution of the value of the Executives services in the future.

9.1.5.2	Likely to result in the conduct of an illegal act.

9.1.5.3	Inconsistent with any court order or other governmental order or directive.

9.1.5.4	Inconsistent with any shareholders’ resolution passed at any duly convened meeting of shareholders.

provided that, with respect to each 9.1.1 through 9.1.5 above, the Executive shall be notified within five (5) business days from the date of any such alleged breach and provided a reasonable opportunity to respond thereto.  For greater certainty, the Corporation shall not be entitled to utilize any such provision to terminate this Agreement in respect of any action by the Executive that was: (i) not specifically brought to the attention of the Executive within such five (5) day period (ii) specifically required to be performed by direction of the board, directly or indirectly (iii) this dissemination of information required to be reported in the normal course with the Securities and Exchange Commission or any other competent governmental entity having jurisdiction over the Executive or the Corporation, or (iv) honestly and faithfully performed by the Executive for the benefit of the Corporation.

9.2           Disability During Term:    In the event that the Executive becomes physically or mentally disabled and is unable to perform the Duties for a period of three (3) months, as confirmed by a doctor’s certificate, the Corporation shall be entitled to terminate this Agreement without further compensation upon sixty (60) days written notice to the Executive. In the case of the death of the Executive, all obligations of the Corporation under this Agreement shall cease immediately; provided that, this provision shall not affect any right, benefit or entitlement accruing to the Executive and/or his estate under any of the Corporation’s benefit plans or stock option agreements which arise as a result of the Executive’s prior performance hereunder or his death.

9.3           Termination by Executive:    The Executive may terminate this Agreement, and the contract created herein, by giving at least Ninety (90) days prior written notice of such intention to the Corporation. After the expiry of such notice, all obligations, except for the obligations of the Executive under Articles 6, 7 and 8 hereof, which shall continue as provided in those Articles, of the Corporation and the Executive under this Agreement shall cease.

ARTICLE 10-OTHER AGREEMENTS IN RESPECT OF TERMINATION

10.1         Consequence of Termination:    In the event of the termination of this Agreement for cause or otherwise howsoever:

10.1.1
The Executive shall resign as a director and/or officer of the Corporation or any subsidiary or related corporation and the Executive hereby appoints the Corporation as its attorney in fact for the purpose of executing any and all such documents to give effect to the foregoing; and

10.1.2
The Executive hereby authorizes the Corporation and any subsidiary or related corporation to set off against and deduct from any and all amounts owing to the Executive by way of salary, allowances, accrued leave, long service leave, reimbursements or any other emoluments or benefits owing to the Executive by the Corporation and any subsidiary or related corporation, any reasonable amounts owed by the Executive to the Corporation or any subsidiary or related corporation.

10.2         Application of Agreement after Termination:    Notwithstanding any termination of this Agreement for any reason whatsoever, whether with or without cause, all of the provisions of Articles 6, 7 and 8 and any other provisions of this Agreement necessary to give efficacy and effect thereto shall continue in full force and effect following the termination of this Agreement.

ARTICLE 11 - GENERAL

11.1          Partial Invalidity & Severability:   Each article, paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any article, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other article, paragraph, clause, sub-clause or provision. This Agreement and each article, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the extent that where this Agreement or any article, paragraph, clause, sub- clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, article, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision of the law.

11.2          Monies:    All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.

11.3          Entire Agreement:    This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements and negotiations by and between the Parties. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement.

11.4          Binding Effect:    This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party.  Any purported assignment without such consent shall be null and void.

11.5          Waiver:    The failure of either party at any time to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

11.6          Captions:    The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

11.7          Construction:    Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.

11.8          Section References:    All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document.  All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

11.9          Governing Law and Jurisdiction:    This Agreement and the interpretation of its terms shall be governed by the laws of the State of Arizona, without application of conflicts of law principles. The Parties hereby agree that the State and Federal Courts with jurisdiction over disputes arising in Maricopa County shall have exclusive jurisdiction over any litigation hereunder.

11.10        Assignment:    This Agreement shall ensure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and legal representatives. This Agreement may be assigned by the Corporation but may not be assigned by the Executive.

11.11        Notice:    All notices to be given by either party hereto shall be delivered or sent by telegram, facsimile or cable to the following address or such other address as may be notified by either party:

11.11.1	If to the Corporation to: Skye International, Inc. 7701 E. Gray Rd., Suite 104 Scottsdale, AZ 85260 Attention: President

11.11.2	If to the Executive to: Thaddeus (ted) F. Marek 9977 N. 90th Street Suite 220 Scottsdale, AZ 85258

11.12        Dispute Resolution

11.12.1
The Parties shall use good faith efforts to resolve disputes, within twenty (20) business days of notice of such dispute.  Such efforts shall include escalation of such dispute to the corporate officer level of each Party.

11.12.2
If the Parties cannot resolve any such dispute within said twenty (20) business day period, the matter shall be submitted to arbitration for resolution.  Arbitration will be initiated by filing a demand at the Phoenix, AZ regional office of the American Arbitration Association (“AAA”).

11.12.3	Disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA.

11.12.4
Within fifteen (15) business days following the selection of the arbitrator, the Parties shall present their claims to the arbitrator for determination. Within ten (10) business days of the presentation of the claims of the Parties to the arbitrator, the arbitrator shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable. In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties. The prevailing Party in the arbitration proceeding shall be entitled to recover its reasonable attorneys' fees, costs and expenses including reasonable travel-related expenses.

11.13            Counterparts: This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement at the City of Scottsdale, AZ on the date first written above.

SKYE INTERNATIONAL, INC.

Per:	/s/ "Mark D. Chester"
Mark D. Chester, Chairman

SIGNED, SEALED AND DELIVERED in the ) presence of: Cynthia Isit ) ) ) ) ) ) "Cynthia Isit" ) Witness	"Ted F. Marek" Thaddeus (Ted) F. Marek

Schedule A

Duties
(as taken from the SKYE Organizational Manual)

SVP Finance, CFO and Secretary Treasurer (Vice Chair – Executive Management Team) (Chair – Management Team)

Reports to:	President and Board (when requested)

Direct Reports:	All Vice Presidents

Liaison:	Chair of audit Committee

Job Description:	President and C.E.O

Review & Comp:	Corporate Governance Committee

Accountability:	Audit Committee President and C.E.O

This position is chiefly responsible for all financial affairs of the company and for recording all Board business and maintaining the books and records of the company.  This position coordinates all public dissemination of financial information and is the responsible party for ensuring compliance with local, state and federal laws regarding financial reporting.

The specific duties include, but are not limited to:

1.
As a member of the Executive Management Team, directs overall business and organizational policies; develops, recommends and implements through subordinates; prepares financial budgeting and performance targets for presentation to the Board of Directors.

2.
Responsible for overall company financial and budgetary coordination, financial oversight, financial reporting, and development of short-term and long-term budgets for presentation to the Board of Directors, organizational and operational planning activities and growth.

3.	Member of the Executive Management Team, responsible for overseeing and reporting progress of all financial matters to the Board of Directors.

4.	Monitoring performance relative to established financial objectives and systematically monitoring and evaluating operating results and reporting same to the Executive Management Team.

5.	Presents, together with the President, Balance sheet, operating and capital expenditure budgets to Board of Directors for approval.

A-1

6.	Formulates, together with the President, the Corporation’s near term and long-range strategic plans and submits them to the Board of Directors for approval.

7.	Directs all employees involved in the financial aspects of the business.

8.	Promotes positive relations with external auditors, banks, lenders, brokerage firms and any other third parties providing financial or financial administration services or products to the company.

9.	Directs the establishment of fair and appropriate financial policies for approval by the Board of Directors.

10.	Responsible for the overall financial management of the Corporation.

11.	Responsible for the daily financial, banking, capital raising and financial reporting affairs of the Corporation.

12.	Responsible for ensuring operational compliance with policies and procedures adopted by the Board of Directors.

13.	Is the primary responsible party for ensuring systemic adherence to Sarbanes-Oxley 404 processes.

14.	Any other duty reasonably assigned by the President or the Board of Directors.

15.	Records and maintains all records related to the Board of Directors.

16.	Ensures proper maintenance of corporate records.

17.	Responsible for developing and maintaining internal process and monitoring of systems to ensure compliance with SOX and GAAP.

A-2